UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2019

Veoneer, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38471	82-3720890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Klarabergsviadukten 70, Section C, 6th Floor SE-111 64
Box 13089, SE-10302
Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 527 762 00
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	VNE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On October 30, 2019, Veoneer AB, a wholly-owned subsidiary of Veoneer, Inc. (the “Company” or “Veoneer”), entered into (1) the VNBJ Share Purchase Agreement and (2) the VNBZ Share Purchase Agreement (collectively, the “Share Purchase Agreements”), in each case with Honda Motor Co., Ltd. (“Honda”) and Nissin Kogyo Co., Ltd. (“Nissin”). The Share Purchase Agreements govern the sale by Veoneer AB of all of its equity interests in each of Veoneer Nissin Brake Systems Japan Co., Ltd. (“VNBJ”) and Veoneer Nissin Brake Systems (Zhongshan) Co., Ltd. (“VNBZ,” and together with VNBJ, the “Target Companies”), respectively, which comprise the Company’s Veoneer Nissin Brake Systems (VNBS) joint venture with its joint venture partner Nissin. VNBS was formed on March 7, 2016 pursuant to a joint venture agreement, as amended (the “JV Agreement”), among Veoneer AB and Veoneer US, Inc. (the “Veoneer Parties”), Nissin, Nissin Kogyo Holdings USA, Inc. and Zhongshan Nissin Industry Co., Ltd. (collectively, the “JV Parties”). On June 28, 2019, Veoneer acquired Nissin Kogyo’s interests in the US operations of VNBS.
The JV Agreement provides that Veoneer AB owns 51% of each Target Company and Nissin owns the remaining 49% of each such entity. Pursuant to the Share Purchase Agreements, Honda and Nissin will acquire Veoneer AB’s 51% interest in each Target Company, such that after the consummation of the transactions Honda will hold 26% of each Target Company and Nissin will hold 74% of each such entity. On October 30, 2019, VNBJ and Veoneer Brake Systems, LLC, a wholly-owned subsidiary of the Company (“VBS”) entered into a Secondment Agreement, pursuant to which personnel of VNBJ will be seconded to VBS for the development and launch of EB100/200 thereby.
The aggregate purchase price for both transactions is approximately $176 million (allocated as $106 million for the VNBJ transaction and $70 million for the VNBZ transaction). On the closing of the VNBJ transaction, Veoneer will be repaid an outstanding loan of approximately $20 million, and prior to the closing of the VNBZ transaction, Veoneer will receive a special dividend of approximately $5 million, for a total cash impact of approximately $200 million. Also upon the closing of the VNBJ transaction, VBS will receive an expanded license for a mutually agreed scope of patents with respect to vehicle braking systems.
The divestiture is structured as two separate transactions, each subject to the satisfaction or waiver of customary closing conditions pursuant to the Share Purchase Agreements, including approvals necessary under the Japanese (for VNBJ) and Chinese (for VNBZ) competition laws. Veoneer AB made customary representations and warranties to Honda and Nissin, including regarding its corporate authority and regarding VNBJ and VNBZ. The parties agreed to provide customary mutual indemnification provisions. Veoneer AB additionally agreed to indemnify Honda and Nissin with respect to certain identified matters, which is capped at $1 million in the aggregate.
On October 30, 2019, the JV Parties entered into an Amendment and Termination of the JV Agreement (the “Amendment”), with certain amendments to be effective upon each closing of each Share Purchase Agreement. The Amendment provides for the termination of the JV Agreement with respect to the Veoneer Parties on the later of the date of the VNBJ closing and the date of the VNBZ closing. The Amendment preserves any pre-closing breach of any representations, warranties, covenants or agreements.
The foregoing summary of the VNBJ Share Purchase Agreement, VNBZ Share Purchase Agreement and the Amendment is qualified in its entirety by reference to the full text of the agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the period ended December 31, 2019, and are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEONEER, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Executive Vice President, Legal Affairs, General Counsel and Secretary

Date:  November 5, 2019